STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

11/24/2021

Work Order Item Number: W2021112400506-1735919

Filing Number: 20211912963

Filing Type: Amended Certification of Stock Designation After Issuance of Class/Series

Filing Date/Time: 11/24/2021 9:30:00 AM

Filing Page(s): 2

Indexed Entity Information:

Entity ID: E0400472014-9

Entity Name: GRIDIRON BIONUTRIENTS, INC.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

INCYOURBIZ CORP.

3651 Lindell Rd, Suite D1216, Las Vegas, NV 89103 - 5816, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of	Business Number E0400472014-9
Barbara K. Cegavske	Filing Number 20211912963
Secretary of State State Of Nevada	Filed On 11/24/2021 9:30:00 AM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Gridiron BioNutrients, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B-1 Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Sections 2, 3 and 26 of the Certificate of Designations, Preferences and Rights of the Series B-1 Convertible Preferred Stock of Gridiron BioNutrients, Inc., filed on September 1, 2021, are being amended as shown on "Exhibit A" hereto.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X *Timothy Orr*

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

PRINT

EXHIBIT "A" TO THE
AMENDMENT TO CERTIFICATE OF DESIGNATION
AFTER ISSUANCE OF CLASS OR SERIES
FOR THE SERIES B-1 CONVERTIBLE PREFERRED STOCK
OF GRIDIRON BIONUTRIENTS, INC.

The following sections of the Certificate of Designations for the Series B-1 Convertible Preferred Stock are being amended as follows:

Section 2 shall be amended and restated in its entirety to read as follows:

"Section 2 Designation and Number of Shares. The series of preferred stock shall be designated as the Corporation's "Series B-1 Convertible Preferred Stock" (the "**Series B-1**"). The authorized number of Series B-1 shares shall be Five Million Three Hundred Eighty-Nine Thousand Twenty-Eight (5,389,028) shares. Each share of Series B-1 shall have a par value of $0.001. Capitalized terms not defined herein shall have the meaning as set forth in Section 1 of the Certificate of Designation.

Section 3 shall be amended and restated in its entirety to read as follows:

Section 3 Ranking. Except to the extent that the holders of at least a majority of the outstanding Series B-1 which shall include Lincoln Park Capital Fund, LLC ("Lincoln") and L1 Capital Global Opportunities Master Fund Ltd ("L1 Capital") as long as Lincoln or L1 Capital, as applicable, owns at least 5% of the Series B-1 (the "Required Holders") expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below) in accordance with Section 15, all shares of capital stock of the Corporation (other than the Series B) shall be junior in rank to all Series B-1 with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as "Junior Stock"). The rights of all such shares of capital stock of the Corporation shall be subject to the rights, powers, preferences and privileges of the Series B-1. All shares of Series B shall be of pari passu rank to the Series B-1 in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series B-1 in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the "Senior Preferred Stock"), (ii) other than the Series B, of pari passu rank to the Series B-1 in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the "Parity Stock") or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the date no Series B-1 remain outstanding. Except as provided for herein, in the event of the merger or consolidation of the Corporation into another corporation, the Series B-1 shall maintain their relative rights, powers, designations, privileges and preferences provided for herein for a period of at least two years following such merger or consolidation and no such merger or consolidation shall cause result inconsistent therewith.

Section 26 shall be amended and restated in its entirety to read as follows:

Section 26 Amendment. This Certificate of Designations or any provision hereof (other than Section 5(d)) may be modified or amended or the provisions hereof waived with the written consent of the Corporation and either (i) the Holders of a majority of the Series B-1 currently outstanding, which must include Lincoln and L1 Capital as long as Lincoln (or any of its Affiliates) or L1 Capital (or its Affiliates), as applicable, owns at least 5% of the Series B-1 issued pursuant to the respective Purchase Agreement, or (ii) Lincoln and L1 Capital as long as Lincoln (or any of its Affiliates) or L1 Capital (or its Affiliates), as applicable, at least 5% of the Series B-1 issued pursuant to the respective Purchase Agreement. No consideration (other than reimbursement of legal fees) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Purchase Agreement unless the same consideration also is offered to all of the parties to the Transaction Documents. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party